UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF TH
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	May 30, 2007

RTI International Metals, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

001-14437	52-2115953

(Commission File Number)	(IRS Employer Identification No.)

1000 Warren Avenue Niles, Ohio	44446

(Address of Principal Executive Offices)	(Zip Code)
(330) 544-7700
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.
     On May 30, 2007, RTI International Metals, Inc. (the “Company”), entered into an amendment to its existing contract with Lockheed Martin Aeronautics Company on behalf of Lockheed Martin Corporation (“Lockheed Martin”) for the long-term supply of titanium products in support of the F-35 Joint Strike Fighter Program (the “JSF Program”). Under the agreement as amended, the Company will supply the first eight million pounds of titanium mill products (including sheet, plate and billet) required by the JSF Program per year through the end of 2020 with actual volumes to be based on JSF Program build rates and ultimate titanium content per aircraft variant. In addition to the first eight million pounds per year, Lockheed Martin has a one-time right of first refusal to procure up to an additional 1.1 million pounds of titanium plate annually under the terms of the amended agreement in the event volumes become available from any ramp-down in the F-22 Raptor program. Pricing for all products to be delivered under the agreement other than the first 1.4 million pounds is established by the amended agreement and includes an annual adjustment after 2007 based upon published indices. As an inducement to obtain Lockheed Martin’s agreement to the amendment, the Company agreed to sell the first 1.4 million pounds at prices set by the original agreement before this amendment.
     On May 31, 2007, the Company issued a press release to announce the Agreement. A copy of the press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.
Item 8.01  Other Events.
     The Company has announced that it will begin a $100 million facilities expansion program to increase its output capacity.
Item 9.01  Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are being filed pursuant to Item 601 of Regulation S-K and General Instruction B2 to this Form 8-K:

Exhibit No.	Description

99.1	Press release dated May 31, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RTI INTERNATIONAL METALS, INC.
Date: June 1, 2007	By:	/s/ Chad Whalen
Chad Whalen
Vice President and General Counsel